Exhibit 10.15
TERMINATION AGREEMENT

This Termination Agreement (this “Termination Agreement”), effective as of February 26, 2024 (the “Effective Date”), is made by and between Inhibrx, Inc. (formerly known as Inbrx105 LP), a Delaware corporation located at 11025 N. Torrey Pines Road, Suite 200, La Jolla, CA 92037 (“Inhibrx”), and Elpiscience Biopharmaceuticals, Inc., a Cayman Islands company having offices at Offices of Corporate Filing Services Ltd., 3rd Floor, Harbour Centre, George Town, P.O. Box 613, Grand Cayman KYI-1107, Cayman Islands (“Elpiscience,” and together with Inhibrx, the “Parties,” and each, a “Party”).

WHEREAS, the Parties have entered into a License Agreement, dated February 28, 2018, as amended on August 4, 2021, pursuant to which Inhibrx granted Elpiscience an exclusive license to further develop, manufacture, and commercialize INBRX-105 (the “Licensed Molecule”) in greater China (the “INBRX-105 License Agreement”);

WHEREAS, the Parties desire to terminate the INBRX-105 License Agreement on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions. Capitalized terms used and not defined in this Termination Agreement have the respective meanings assigned to them in the INBRX-105 License Agreement.
2.Termination of the INBRX-105 License Agreement.
a.The Parties hereby agree to terminate the INBRX-105 License Agreement in its entirety from and after the Effective Date of this Termination Agreement. As of the Effective Date of this Termination Agreement, all rights and obligations of each of the Parties under the INBRX-105 License Agreement shall cease (including but not limited to all rights and licenses granted by either Party to the other Party thereunder), and , to the extent not already completed, Elpiscience shall cease all development and commercialization activities with respect to the Licensed Molecule and any Licensed Product, and shall have no further obligations thereafter to develop or commercialize the Licensed Molecule in the Territory, except as set forth in this Termination Agreement.
b.The effects of termination set forth in Sections 9.2, 9.3, and 9.4 of the INBRX-105 License Agreement are superseded by the terms of this Termination Agreement; provided, however, that Articles 1, 7, 11, 12, 13 and 14 and Sections 3.2, 3.5, 4.4, 4.5, 5.3, 5.4, 10.3 and 10.4 of the INBRX-105 License Agreement shall survive after termination.
c.From and after the Effective Date of this Termination Agreement, each Party shall cooperate with the other in good faith to take all actions reasonably necessary to ensure the transfer of materials, data and information in accordance with this Agreement.
d.For avoidance of doubt, upon the Effective Date, the License granted by Inhibrx to Elpiscience under the INBRX-105 License Agreement shall be terminated, and neither Party shall owe the other Party any milestone, royalty, or other payments under the INBRX-105 License Agreement.
e.Within ninety (90) days after the effective date of termination, Elpiscience shall return to Inhibrx (or, at Inhibrx’s request, shall destroy) all of the Inhibrx Materials (including all progeny or derivatives thereof) and all Licensed Molecules and Licensed Product that are remaining in Elpiscience’s possession or control (or to which Elpiscience has the right to obtain possession or control); provided, however, that the Parties shall separately negotiate and agree on the disposal of any remaining cell line, Licensed Molecule and Licensed Products related to INBRX-105 under the INBRX-105 License Agreement and other relevant agreements (such as the Sale and Purchase Agreement dated July 31, 2022 and the Drug Substance Sale and Purchase Agreements dated April 14, 2023), including without limitation the scope of materials to be disposed, method of disposal, timeline, and expenses to be borne by the Parties. In addition, Elpiscience shall provide Inhibrx with all Know-How Controlled by Elpiscience pertaining to such materials necessary or useful for Inhibrx to handle, store and use such materials and not already provided to Inhibrx.
3.Other Agreements.
a.The Parties agree that the Pharmacovigilance Agreement dated March 26, 2020, as amended, and any other agreements or arrangements between the Parties related to INBRX-105 shall also be terminated as of the Effective Date. From and after the Effective Date, those agreements will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate.
b.For avoidance of doubt, the Parties acknowledge that the License Agreement, dated April 30, 2018, as amended on August 4, 2021, pursuant to which Inhibrx granted Elpiscience an exclusive license to further develop, manufacture, and commercialize INBRX-106 in greater China (the “INBRX-106 License Agreement”), and related agreements, shall remain in full force and effect. Nothing in this Termination Agreement shall be construed to affect the Parties’ respective rights and obligations under the INBRX-106 License Agreement from and after the date hereof.
4.Transfers and Assignments; Covenants.
a.Intangible Property. Elpiscience shall have no further rights under the INBRX-105 License Agreement related to Licensed Molecules or Licensed Products. Inhibrx shall have the exclusive option to negotiate with Elpiscience, on terms and conditions that are commercially reasonable under the circumstances, for an exclusive license under all intellectual property Controlled by Elpiscience necessary to develop, manufacture and commercialize Licensed Molecules and Licensed Products and nothing herein shall be construed as obligating either Party to enter into any agreement with respect to such exclusive license on terms and conditions that are not acceptable to it. Inhibrx shall not use intellectual property Controlled by Elpiscience necessary to develop, manufacture and commercialize Licensed Molecules and Licensed Products beyond the scope of Sections 4.4 and 5.3 of the INBRX-105 License Agreement, until and unless Inhibrx obtains the exclusive license in accordance with this Section 4(a).
b.Withdrawal of Approvals, Filings, and Permits. Elpiscience represents that it has withdrawn or otherwise terminated any and all regulatory approvals, filings, submissions, permits or other rights that Elpiscience obtained in connection with the INBRX-105 License Agreement.
c.Transfer of Regulatory Filings and Clinical Submissions. If not already provided, as promptly as reasonably practicable following the Effective Date of the Termination Agreement, Elpiscience shall provide to Inhibrx the documentation, in Chinese, including the underlying data, reports, protocols, supporting tables, figures and legends, that have been generated as part of the official closeout of the Phase 1 ES101 Study (the

“Abbreviated Clinical Study Report”), and with IND supporting INBRX-105 (the “IND Data Package”).
d.Transfer of Data and Information. To the extent not already provided, Elpiscience will make available and transfer to Inhibrx, at no cost to Inhibrx, originals or copies of clinical and nonclinical datasets, records, reports and documentation generated by or on behalf of Elpiscience or its Affiliates with the Licensed Molecule, that Inhibrx reasonably requests to enable Inhibrx to close out its INBRX-105 program. Further, except as needed for regulatory, compliance, and related obligations, Elpiscience (and any third party CRO) shall return or destroy any such datasets, records, reports and documentation from their databases or network (including copies, backups, etc.). For clarity, all regulatory approvals, filings, submissions or permits that Elpiscience obtained, and the trial master file, safety data and related documents and original medical records generated, in each case in connection with the INBRX-105 License Agreement, could be retained by Elpiscience (and any third party service providers) for 15 years from the Effective Date for fulfillment of regulatory related obligations.
e.Transfer of Clinical Safety Database. The Parties acknowledge that Elpiscience has transferred the ES101 clinical safety database to Inhibrx. Elpiscience represents that the clinical safety database has been maintained, reconciled, and faithfully transferred in compliance with requirements of any applicable Regulatory Authorities. Upon Inhibrx’s reasonable request, Elpiscience will provide clinical data and information generated by or on behalf of Elpiscience, with or related to Licensed Molecules and Licensed Products, in a form sufficient for Inhibrx to use such data and information in Regulatory Filings and for submission to Regulatory Authorities outside the Territory. Inhibrx shall prepare and provide with Elpiscience the development safety update report and investigator brochure for INBRX-105 covering the reporting period from October 19, 2023 to October 18, 2024. The Parties shall collaborate to fulfill obligations of the Parties for compliance with applicable laws and regulations related to pharmacovigilance.
f.Technical Operations Arrangements. The Parties acknowledge that there may be certain technical operations matters to be managed following the Effective Date. Accordingly, the Parties will continue to coordinate such matters after the Effective Date, with each Party bearing its own costs.
5.Financial Terms. The Parties agree that unless otherwise agreed between the Parties, no payments or other consideration is due and payable by either Party to the other Party in connection with the INBRX-105 License Agreement or any related agreements, or the termination thereof.
6.Release.
a.Mutual Releases. In consideration of the covenants, agreements, and undertakings of the Parties under this Termination Agreement, each Party, on behalf of itself and its Affiliates, officers, directors, managers, shareholders, members, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the other Party and its Affiliates, employees, officers, directors, managers, shareholders, members, successors, and assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, costs, expenses, damages, judgments, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Termination Agreement arising out of or relating to the INBRX-105 License Agreement and any related agreements or arrangements between the Parties pre-dating this Termination Agreement, except for any Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this Termination Agreement.
b.Release of Claims. Each of the Parties acknowledges that it has been advised by its attorneys concerning, and is familiar with, California Civil Code Section 1542 and expressly waives any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to the provisions of the California Civil Code Section 1542, including that provision itself, which reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Parties acknowledge that inclusion of the provisions of this Section to this Termination Agreement was a material and separately bargained for element of this Termination Agreement.
7.Representations and Warranties. Each Party hereby represents and warrants to the other Party that:
a.It has the full right, corporate power, and authority to enter into this Termination Agreement and to perform its obligations hereunder.
b.The execution of this Termination Agreement by the individual whose signature is set forth at the end of this Termination Agreement on behalf of such Party, and the delivery of this Termination Agreement by such Party, have been duly authorized by all necessary corporate action on the part of such Party.
c.This Termination Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.
d.It has neither assigned nor transferred any of the Claims released herein to any person or entity and no person or entity has subrogated to or has any interest or rights in any Claims.
e.It is not aware of any actual or contemplated claim by a third party against any of the Parties related to the subject matter of the releases set forth herein.
f.EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS TERMINATION AGREEMENT, (A) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY HERETO ACKNOWLEDGES THAT, IN ENTERING INTO THIS TERMINATION AGREEMENT, IT HAS NOT RELIED UPON ANY REPRESENTATION OR

WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS TERMINATION AGREEMENT.

8.Indemnification.
a.Each Party (as “Indemnifying Party”) shall defend, indemnify, and hold harmless the other Party, and its officers, directors, managers, employees, agents, Affiliates, permitted successors, and permitted assigns (collectively, “Indemnified Party”), against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, and the costs of enforcing any right to indemnification under this Termination Agreement (collectively, “Losses”), arising out or resulting from any claim alleging: (i) material breach by Indemnifying Party of any representation, warranty, covenant, or other obligations set forth in this Termination Agreement; or (ii) gross negligence or more culpable act or omission of an Indemnifying Party (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Termination Agreement.
b.Neither Party will encourage, participate in, or support a third party (i.e., any person that is not a Party or an Affiliate of a Party) in bringing claims against the other Party or its Affiliates based, in whole or in part, on the INBRX-105 License Agreement, the Pharmacovigilance Agreement or this Termination Agreement. Nothing about this provision will prevent a Party from (a) responding to any lawful subpoena; or (b) providing truthful testimony in response to a compulsory deposition or trial subpoena.
c.Notwithstanding anything to the contrary in this Termination Agreement, the Indemnifying Party is not obligated to indemnify, defend, or hold harmless the other Party and the other Indemnified Parties against any Losses arising out of or resulting, in whole or in part, from an Indemnified Party’s: (i) willful, reckless, or negligent acts or omissions; (ii) bad faith failure to comply with any of its obligations set forth in this Termination Agreement; or (iii) breach of the foregoing Section 8(b).
d.An Indemnified Party seeking indemnification under this Section 8 shall give the Indemnifying Party: (i) Notice (as defined below) of the relevant claim as soon as practicable, but in any case, no more than three (3) days after such Indemnified Party becomes aware of the events or circumstances giving rise to such claim; provided, however, that failure to provide such notice shall not relieve the Indemnifying Party from its liability or obligation hereunder except to the extent of any material prejudice directly resulting from such failure; and (ii) reasonable cooperation, at the Indemnifying Party’s expense, in the defense of such claim. The Indemnifying Party shall have the right to control the defense and settlement of any such claim; provided, however, that the Indemnifying Party shall not, without the prior written approval of the Indemnified Party, settle or dispose of any claims without the express consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party shall have the right to participate in the defense at its own expense.
e.THIS SECTION SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF EACH INDEMNIFYING PARTY AND THE SOLE AND EXCLUSIVE REMEDY OF EACH INDEMNIFIED PARTY FOR ANY DAMAGES COVERED BY THIS SECTION.

9.Confidentiality.
a.Confidential Information. From and after the Effective Date of this Termination Agreement, the non-public information of the Licensed Molecule and Licensed Product will be deemed Confidential Information of Inhibrx under the INBRX-105 License Agreement and subject to Article 12 thereof. All other information disclosed by one Party to the other Party under the INBRX-105 License Agreement will be deemed the disclosing Party’s Confidential Information and subject to Article 12 thereof. In addition, the terms of this Termination Agreement will be deemed the Confidential Information of each Party under the terms set forth in Section 10 of this Termination Agreement.
b.Return of Confidential Information. No later than thirty (30) days following the Effective Date of this Termination Agreement, the receiving Party shall return to the disclosing Party (or, at request of the disclosing Party, shall destroy) all of Confidential Information of the disclosing Party (including copies thereof) in its possession or control; provided, however, that receiving party may retain one archival copy in its confidential files for purposes of compliance with applicable laws or identifying its continuing obligations under this Termination Agreement with respect thereto.
c.Subject to the terms and conditions of Section 10, each Party acknowledges the confidential nature of the terms and conditions of this Termination Agreement and agrees that it shall not (a) disclose any of such Confidential Information to any person or entity, except to such Party’s Affiliates, employees, advisors, and other representatives who need to know the Confidential Information to assist such Party, or act on its behalf, to exercise its rights or perform its obligations under this Termination Agreement, or (b) use the Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Termination Agreement. Each Party shall be responsible for any breach of this Section 9 caused by any of its Affiliates, employees, advisors, or other representatives. Notwithstanding the foregoing, if any Confidential Information is permissibly disclosed pursuant to Section10, such information will no longer be deemed “Confidential Information” for the purposes of this Section 9.
10.Publicity and Announcements. Neither Party shall (orally or in writing) publicly disclose or issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Termination Agreement, the transactions contemplated herein or the subject matter hereof, without the prior written approval of the other Party (which shall not be unreasonably withheld or delayed), except to the extent that such Party (based upon the reasonable advice of counsel) is required to make any public disclosure or filing with respect to the subject matter of this Termination Agreement (i) by applicable law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such Party or any of its Affiliates are or to be listed or traded, or (iii) in connection with enforcing its rights under this Termination Agreement; provided, however, if a Party is required to make any public disclosure or filing pursuant to subsections (i) or (ii) of this Section 10, such Party shall provide Notice (as defined below) to the other Party as soon as practicable, but in any case, no more than three (3) days after such Party becomes aware of such impending public disclosure or filing.
11.Non-Disparagement. Each Party, on behalf of itself and its Affiliates, officers, directors, managers, shareholders, members, successors, and assigns, agrees that it will not, will cause its Affiliates, officers, directors, employees, consultants, agents, representatives, attorneys and advisors (to the extent directly or indirectly acting on its behalf) not to, directly or indirectly, in any manner, alone or in concert with others, make, or cause to be made, any statement, filing or announcement (in each case, whether written or oral) that relates to and constitutes an ad hominem attack on, denigrates or disparages, or are detrimental to, the reputation or stature of the other Party or its businesses, or any of its employees, directors, officers, or managers, and existing and prospective customers, suppliers, investors, and other associated third parties, (i) in any document or report filed with or furnished to the SEC or any other governmental agency, (ii) in any public communication, (iii) in any communication that would reasonably be expected to enter the public domain (including to any journalist or member of the media, whether as part of a television, radio, online, newspaper or magazine interview or otherwise), (iv) to any financial analyst (whether sell-side or buy-side), university or medical industry group or institute, or (v) to any stockholder, customer, supplier or business partner of either Party. The foregoing will not prevent (a) the making of any factual statement in the event that either Party or any of its representatives are required to make that statement by applicable subpoena, legal process, other legal requirement or the rules of any securities exchange to which it is or to be subject or (b) a response by a Party to any statement made by the other Party which is in violation of this Section; provided, however, if a Party intends to make any statements pursuant to subsections (a) or (b) of this Section, such Party shall provide Notice (as defined below) to the other Party as soon as practicable, but in any case, no more than three (3) days after such Party becomes aware of such impending statement.
12.No Admission of Liability. This Termination Agreement does not constitute an admission by any of the Parties of any liability or wrongdoing whatsoever, including, but not limited to, any breach or violation of the terms of the INBRX-105 License Agreement or any related agreements.
13.Miscellaneous.
a.All notices, requests, consents, claims, demands, waivers, summons, and other legal process, and other similar types of communications hereunder (each, a “Notice”) must be in writing and addressed to the relevant Party at the address set forth on the first page of this Termination Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section). All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or certified or registered mail (in each case, return receipt requested, postage prepaid). A Notice is effective only (i) upon receipt by the receiving Party and (ii) if the Party giving the Notice has complied with the requirements of this Section 13(a).
b.This Termination Agreement and all related documents, and all matters arising out of or relating to this Termination Agreement, are governed by, and construed in accordance with, the laws of the State of California, without regard to choice of law or conflict of laws principles. Sections 13 of the INBRX-105 License Agreement shall apply to this Termination Agreement, mutatis mutandis.
c.This Termination Agreement and each of the terms and provisions hereof may only be amended, modified, waived, or supplemented by an agreement in writing signed by each Party.
d.Neither Party may assign, transfer, or delegate any or all of its rights or obligations under this Termination Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may assign this Termination Agreement to an Affiliate, a successor-in-interest by consolidation, merger, or operation of law, or to a purchaser of all or substantially all of the Party’s assets. No assignment will relieve the assigning Party of any of its obligations hereunder. Any attempted assignment, transfer, or other conveyance in violation of the foregoing will be null and void. This Termination Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.
e.This Termination Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Termination Agreement electronically shall be effective as delivery of an original executed counterpart of this Termination Agreement.
f.The Parties acknowledge and agree that they will each cooperate in the execution and delivery of any other or further documentation that may be reasonably necessary to carry out the intentions and purposes of this Termination Agreement.
g.This Termination Agreement is the result of arm’s-length negotiations between the Parties, and the Parties, including through their counsel, have contributed substantially and materially to the preparation of this Termination Agreement. No provision of this Termination Agreement shall be interpreted or construed against any Party because that Party or its legal representative drafted that particular provision. The headings in this Termination Agreement are for reference only and do not affect the interpretation of this Termination Agreement.
h.If any term or provision of this Termination Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Termination Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
i.Each Party acknowledges and agrees that (i) a breach or threatened breach by such Party of any of its obligations under Section 9, Section 10 or Section 11 of this Termination Agreement would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (ii) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party will, in addition to any and all other rights and remedies that may be available to such Party at law, in equity, or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that it shall not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section.
j.This Termination Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
k.Except to the extent otherwise provided herein with respect to Released Persons, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.
l.Each Party shall pay its own costs and expenses in connection with the drafting, negotiation, and execution of this Termination Agreement (including the fees and expenses of its advisors, accountants, and legal counsel).

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement effective as of the date first written above.

Elpiscience Biopharmaceuticals, Inc. Inhibrx, Inc.

By:	/s/ Darren Ji	By:	/s/ Mark Lappe
Name:	Darren Ji	Name:	Mark Lappe
Title:	Chief Executive Officer	Title:	Chief Executive Officer